EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Announces 36% Increase to Its Measured & Indicated Gold Resource at Lookout Mountain

Coeur d’Alene, Idaho – April 19, 2012 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced a substantial increase to its National Instrument 43-101 compliant gold resource estimate at its Lookout Mountain Gold Project within the Company’s South Eureka Property, which lies along the Battle Mountain - Eureka Trend of central Nevada.

Timberline’s updated gold resource estimate at Lookout Mountain, which was prepared by Mine Development Associates (“MDA”) of Reno, Nevada, consists of:

•

390,000 ounces Measured & Indicated Gold Resource

(20,765,000 tons at 0.019 opt gold (18,838,000 tonnes at 0.65 g/t))

•

221,000 ounces Inferred Gold Resource

(18,385,000 tons at 0.012 opt gold (16,679,000 tonnes at 0.41 g/t))

Gold ounces in the Measured & Indicated Resource(1) categories increased by 36% over the 2010 resource figures, and the ounces of gold in the Inferred Resource(1) category increased by 7% over the 2010 inferred resource.  The resources were calculated utilizing a cut-off grade of 0.006 ounces of gold per ton (opt) (0.21 grams per metric tonne (g/t)) for oxide material and 0.030 opt (1.03 g/t) for sulfide material.  Approximately 83-percent of the resource ounces are from oxide material and 17-percent are from sulfide material.  The complete technical report will be filed on SEDAR within 45 days.

Paul Dircksen, Timberline’s Chief Executive Officer, said, “We are very pleased with the results of our 2011 South Eureka drill program and our updated resource at Lookout Mountain,.  The updated resource, which now also includes the South Adit zone, increases our confidence in the viability of the project and provides additional basis for an internal scoping study planned for later this year.  We will continue to advance Lookout Mountain toward production confident in our belief that it has excellent potential to host a low capital, low operating cost, open pit, heap-leach gold operation.”

The table below summarizes the MDA resource estimates at the cut-off grades noted:

Lookout Mountain Gold Resource(2)(3)
Resource Category(1)	Short Tons	Metric Tonnes	Ounces of Gold per Ton (opt)	Grams of Gold per Tonne (g/t)	Gold Ounces

Measured	2,703,000	2,452,000	0.036	1.23	99,000
Indicated	18,062,000	16,386,000	0.016	0.55	291,000
Measured & Indicated	20,765,000	18,838,000	0.019	0.65	390,000

Inferred	18,385,000	16,679,000	0.012	0.41	221,000

Notes:

1)

0.006 opt (0.21 g/t) cut-off applied to oxidized material to capture mineralization potentially available to open pit extraction and heap leach processing.  0.030 opt (1.03 g/t) cut-off applied to unoxidized material to capture mineralization potentially available to open pit extraction and lower heap leach recoveries or sulfide processing.

2)

Rounding may cause apparent discrepancies.

3)

The effective date of the Lookout Mountain updated gold resources is April 17, 2012.

Please see the full MDA Resource Estimate with various cut-off grades at http://timberline-resources.com/main.php?page=208.

The Lookout Mountain resource area is within the 5-mile long Ratto Ridge structural zone, one of three distinct structural zones at South Eureka, and is open along strike both to the north and south.  Management believes that infill drilling along strike will expand the gold resource at Lookout Mountain, particularly to the South toward the South Adit area.

Mr. Dircksen continued, “We maintain high confidence that our total gold resources at South Eureka will expand considerably as we continue exploration and drilling on several highly prospective targets across our 23 square-mile property.  Our 2012 South Eureka drill program will prioritize continued augmentation of the gold resource at Lookout Mountain, along with aggressive drilling at the Windfall zone and target development along the underexplored Oswego structural trend.”

Timberline’s district-scale South Eureka property is strategically located within the greater Eureka Mining District which is in the prolific Battle Mountain – Eureka gold trend in Nevada. South Eureka includes past-producing open pits, along with several areas containing historic, non-compliant, gold resources. These successfully drill-tested areas are combined and included in the summarized table below.

Area	Category	Gold Ounces

Lookout Mountain	Measured & Indicated(1) - NI 43-101 Compliant	390,000

Lookout Mountain	Inferred(1) – NI 43-101 Compliant	221,000

Windfall	Exploration target at 0.024 - 0.027 opt using a 0.010 opt cutoff	188,000 -200,000

Rocky Canyon	Historic (1,400,000 tons at 0.025 opt) (Alta Gold, 1998)	35,000

Note:  A qualified person has not done sufficient work to classify the historical estimates as current mineral resources.  The Company is not treating the historical estimates as current mineral resources and the historical estimates should not be relied upon.  The management estimates of the exploration target at Windfall was determined based on drill results and geologic modeling using polygonal grade shells with a 0.01 ounce per ton cut-off and a non-statistical average grade calculation based on a weighted average grade within each polygon. The estimate is conceptual in nature, and there has been insufficient exploration drilling to define a mineral resource that may be categorized as an indicated, measured, or inferred resource.  It is uncertain if further exploration will result in the target being delineated as a mineral resource as defined in NI 43-101.

Approximately 45,000 ounces of gold in the South Adit area that were previously noted to be a historic resource are now included in the Lookout Mountain Indicated and Inferred resource categories as a result of 14 new drill holes in that area during the Company’s 2011 drilling. The South Adit resources remain open for expansion.

2 | TIMBERLINE RESOURCES

Other areas on the South Eureka property that contain drill-indicated gold and are prioritized for future exploration and drilling include the Oswego structural zone, Pinnacle Peak, New York Canyon, Hoosac, Hamburg Ridge, Paige Corwin, and Secret Canyon.  Please see detailed maps at http://timberline-resources.com/main.php?page=194 for site locations.

Timberline also announced that it has granted a total of 1,150,000 options to directors, officers, employees and a consultant of the Company pursuant to its incentive stock option plan.  The options have an exercise price equal to the fair market value of the stock at the time of the grant of US$0.49 per share, vesting immediately, and have a term of five years.

Steven Osterberg, Ph.D., P.G., Timberline’s Vice-President of Exploration, is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release. He has verified the drill results and other data disclosed in this news release, including sampling, analytical and test data.  Field work has been conducted under his supervision.  The Timberline sampling and analysis program included an industry standard QA/QC program.  After logging and cutting or dividing the sample intervals in half, the samples were picked up by Inspectorate America Corporation and taken to their ISO-9001 certified assay lab in Sparks, Nevada for analysis.  The samples were analyzed for gold using a standard 30g fire assay with an AA finish.  Samples returning a gold value in excess of 3 ppm were re-analyzed using a 30g fire assay with a gravimetric finish.

The Lookout Mountain mineral resources were modeled and estimated by MDA by evaluating the drill data statistically, utilizing geologic interpretations provided by Timberline to interpret gold mineral domains on cross sections spaced at 50- to 100-foot intervals across the extents of the Lookout Mountain mineralization, rectifying the mineral-domain interpretations on level plans spaced at 10-foot intervals, analyzing the modeled mineralization geostatistically to aid in the establishment of estimation parameters, and interpolating grades into a three-dimensional block model.  Mike Gustin is a Qualified Person as defined by National Instrument 43-101 and is responsible for the resource estimate.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  Timberline is working on a transaction to increase its ownership stake from 50% to 100% in its Butte Highlands Joint Venture in Montana where gold production is targeted to commence later this year.  Timberline’s exploration is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE Amex where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

(1) Cautionary note to U.S. investors concerning estimates of measured and indicated resources: This press release uses the terms "measured resources", "indicated resources" and "measured & indicated resources." We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under United States Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The term "contained gold ounces" used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

(2) Cautionary note to U.S. investors concerning estimates of inferred resources: This press uses the term "inferred resources". We advise U.S. investors that while this term is defined in and required by Canadian regulations, this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC.

3 | TIMBERLINE RESOURCES

"Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The term "contained gold ounces" used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing of the Company’s continued exploration and drill program at South Eureka and Lookout Mountain, the timing of assay results from such drilling program being released, the Company’s ability to expand the South Eureka resource, purchase of the Butte Highlands JV, LLC membership interests (including the expected timing of such purchase),  the timing or results of the Company’s drill programs at Butte Highlands, including the timing of obtaining necessary permits, the development and production of the Company’s Butte Highlands project and projects on its South Eureka property, the potential life of the mine at the Butte Highlands project, the targeted production date for the Butte Highlands project, targeted date for production at South Eureka, the potential for a heap-leach mine at South Eureka, targeted dates for the South Eureka technical report and economic scoping study, and possible growth of the Company and the Company’s expected operations, including potential development of an open pit extraction and run-of-mine heap leach processing and operation at South Eureka. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, whether or not the Company completes the purchase of the Butte Highlands JV, LLC membership interests, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2011.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO
Phone: 208.664.4859

4 | TIMBERLINE RESOURCES